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EXHIBIT 10-22

EXHIBIT 10-22 CONTAINS MATERIAL THAT IS THE SUBJECT OF A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                       EXECUTONE INFORMATION SYSTEMS, INC.
                   AMENDED AND RESTATED DISTRIBUTOR AGREEMENT

AGREEMENT effective as of April 1, 1998, between EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation ("Company") and Claricom, Inc., d/b/a/ Executone Business Solutions, a Delaware corporation ("Distributor").

WHEREAS, the parties hereto are currently party to a Distributor Agreement dated as of May 31, 1996, amended as of December 19, 1996 (as amended, the "Prior Agreement"), pursuant to which Company (as defined in Section 25 below) has appointed Distributor as an Authorized Distributor in certain territories for Authorized Products and Authorized Software;

WHEREAS, the execution and delivery of the Prior Agreement was a condition to Distributor's Purchase and the Company's sale of the Company's DSO Business as defined in the Purchase Agreement pursuant to an Asset Purchase Agreement by and among the Company, EXECUTONE Network Services, Inc., Claricom Holdings, Inc. (formerly known as Tone Holdings, Inc.) and the Distributor dated April 9, 1996, as amended (the "Purchase Agreement");

WHEREAS, the parties to the Prior Agreement wish to amend and restate the Prior Agreement as provided herein;

WHEREAS, Company wants to appoint Distributor as an Authorized Distributor of the products described in Exhibit B (the "Authorized Products"), including spare parts therefor, and as a licensee of any Software imbedded therein or otherwise an integral part thereof described in Exhibit B (the "Authorized Software"), within the area described in Exhibit A to this Agreement ("Distributor's Area"); and

WHEREAS, Distributor wants to be appointed, to promote the sale and service of the Authorized Products, and to sublicense the use of the Authorized Software in conjunction with the sale of the Authorized Products;

NOW, THEREFORE, in consideration of the mutual promises in this Agreement and other good and valuable consideration, the parties agree as follows:

1. AUTHORIZED DISTRIBUTOR. Except as provided in the Cross-Territorial Policy attached hereto as Exhibit D, which is hereby incorporated by reference in this Agreement, Distributor is granted the non-exclusive rights, as indicated in Exhibit B, and, in accordance with the terms of this Agreement Distributor agrees, to sell, service and maintain the Authorized Products and to sublicense the Authorized Software throughout Distributor's Area. Authorized Products and Authorized Software are the products and software in the Product Group described in the Exhibit B executed by the Distributor and for which a Quota has been agreed to by execution of a related Exhibit J. Distributor is not authorized hereunder to market, sell, license, sublicense or service National Accounts or Federal Accounts except as provided in Exhibit E ("National Accounts Policy" or "NAP") and Exhibit F ("Federal Accounts Policy" or "FAP"), respectively, each of which shall be effective only if separately executed by Distributor and Company. Distributor is not authorized hereunder to market, sell, license, sublicense or service the Authorized Products or Authorized Software to Call Center Customers or Health Care Accounts, except as provided in Exhibit G ("CCM Accounts Policy" or "CAP") or Exhibit H ("Health Care Accounts Policy" or "HCAP"), each of which shall be effective only if separately executed by Distributor and the Company; provided, however, that Distributor is authorized to offer, sell, install and service Authorized Telephony Products and offer, license, install and service Authorized Telephony Software to Health Care Accounts who are not Health Care National Accounts or acute care hospitals in those portions of Distributor's Area in which there is no exclusive authorized Health Care Product Group distributor. The portions of Distributor's Area in which there is an exclusive Health Care Product Group distributor are marked on Exhibit A hereto.





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2. COMPANY SUPPORT OF DISTRIBUTOR NETWORK. In order to support Company's nationwide network of authorized distributors, Company shall:

    (a) refer to Distributor a portion of the leads for Authorized Products and Authorized Software in each county in Distributor's Area of which Company becomes aware, in the same proportion as Distributor bears to the number of all authorized distributors of Authorized Products and Authorized Software for such county in Distributor's Area;

    (b) make available promotional programs and materials from time to time at Company's discretion subject to Company's normal charges for such programs and materials;

    (c) sell, at special prices or terms, an assortment of the Authorized Products to be used by Distributor to demonstrate those products to customers and to train personnel;

    (d) make available courses and materials for training Distributor's personnel at Company's normal charges;

    (e) make available technical and service support, including installation and technical manuals, subject to Company's normal charges for such support, except that technical support shall be provided free of charge to technicians and other Distributor representatives who are employed by Distributor (while Distributor is an authorized distributor) on products or software for which the requesting Distributor representative is currently Company-certified;

    (f) market the Authorized Products directly to National Accounts, Cross-Territorial Accounts and Company Accounts (as defined below) in accordance with the Cross-Territorial Policy and the applicable Company Account Policy, all of which Company expressly reserves the right to amend (except as provided therein) from time to time when Company in its reasonable discretion determines such amendment to be desirable. "Company Accounts" shall mean those customer groups, i.e., National Accounts, Federal Accounts, CCM Accounts and/or Health Care Accounts, for which Distributor has executed the applicable Company Account Policy (Exhibit E, F, G and/or H, respectively);

    (g) act in good faith and in a fair, equitable, and ethical manner both to Distributor and end-users with respect to all matters covered by this Agreement;




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    (h) utilize its best efforts to provide to Distributor Authorized Products that are competitive in the marketplace in function, features and price. Distributor and Company recognize that, from time to time, Company will develop and introduce new products bearing the Authorized Trademarks, and that by providing these products the Company enhances the ability of Distributor to achieve its Quotas. Company shall make such new Authorized Products available to Distributor for Distributor's Area on the same non-exclusive basis as applies to the Authorized Trademark brands hereunder and thereafter such new Authorized Products shall be Authorized Products as defined in this Agreement;

(i) use its best efforts to have Distributor elected to Company's Independent Distributor Advisory Board;

(j) as soon as available after the end of each fiscal year, deliver to Distributor financial statements consisting of balance sheet, income statement and, at Distributor's request, a statement of sources and uses of funds for such year prepared in accordance with generally accepted accounting principles and reviewed by a certified public accountant; and

(k) not disparage the Distributor or the Distributor's employees in any sales brochures, presentations or materials produced by Company or in any advertisements approved by Company and take reasonable corrective action in the event Company determines that any employee of Company has engaged or is engaging in such disparagement.

3. TRADEMARK LICENSE AND USE. In order to promote and protect the Company's trademark rights, the parties agree that:

    (a) AUTHORIZED USES. Company grants to Distributor a nonexclusive, non-transferable (except as provided herein) license to use the trademarks described in Exhibit C (the "Authorized Trademarks"):
        (i) only in connection with the sale and service, and promotion of sale and service, of the Authorized Products and Authorized Software;
        (ii)   only in the Distributor's Area;
        (iii) only during the term of this Agreement or to service products installed prior to the termination of this Agreement;
        (iv)   only in the manner described in this Section and Exhibit C; and
        (v) as provided in the Purchase Agreement (excluding Sections 8.6 and 8.11(c) of the Purchase Agreement).

    (b) PROHIBITED USES. Distributor is not granted any license or right to use the mark or name EXECUTONE INFORMATION SYSTEMS, EISI, OR EIS, or any comparable derivative thereof. Except as expressly authorized in Exhibit C (the "Authorized Name"), Distributor shall not use the Authorized Trademarks as part of Distributor's trade or corporate name, nor shall Distributor otherwise trade under the Authorized Trademarks or any derivative thereof.

    (c) NONTRANSFERABILITY. Distributor shall not assign or sublicense its rights to use any of the Authorized Trademarks or Authorized Name to any other person or entity, except as otherwise permitted by this Agreement.

    (d) DISTRIBUTOR'S COVENANTS.  Distributor hereby agrees that Distributor:
        (i) shall use the Authorized Trademarks only as expressly authorized and only in conjunction with the R or TM symbol as appropriate;
        (ii) shall not, either in or outside of Distributor's Area, use the Authorized Trademarks in any disparaging way or in any way that might confuse other products with the Authorized Products in a manner which would jeopardize the Company's interests in the Authorized Trademarks; and
        (iii) shall not challenge or contest in any way the validity of the Authorized Trademarks, their registration or their ownership by the Company.

    (e) PRODUCT ALTERATIONS. Distributor may affix to the back of any Authorized Product or packaging or documentation of a copy of Authorized Software a legend in the following form:

                              For Sales and Service
                              (Name of Distributor)
                            (Address of Distributor)





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                     (Local Telephone Number of Distributor)
                               (Installation Date)

                       For 24-Hour Emergency Service Call:
                               (Telephone Number)

        However, Distributor shall not remove, change, obscure, or add to the labels, markings, names or trademarks that Company has affixed to any Authorized Product or Authorized Software.

4. DISTRIBUTOR'S SALES RESPONSIBILITIES. In order to develop the market for the Authorized Products and Authorized Software in Distributor's Area, Distributor shall:

    (a) maintain accurate records with respect to sales of the Authorized Products and sublicenses of the Authorized Software (which records are acknowledged to be the proprietary business information of Distributor);

    (b) maintain a sufficient inventory of the Authorized Products and Authorized Software to meet the demand in Distributor's Area for accounts being installed, sold or serviced by Distributor;

    (c) timely install the Authorized Products and Authorized Software in a workmanlike and professional manner in accordance with instructions and specifications for accounts being installed, sold or serviced by Distributor;

    (d) properly train customers' personnel in the operation and use of the Authorized Products and Authorized Software, as reasonably requested by customers for accounts being installed, sold or serviced by Distributor;

    (e) maintain a trained sales force to sell Authorized Products and license Authorized Software within Distributor's Area;

    (f) not disparage the Company or the Company's employees, the Authorized Products or Authorized Software or any Other Company Products in any sales brochures, presentations or materials produced by Distributor or in any advertisements approved by Distributor and take reasonable corrective action in the event Distributor determines that any employee of Distributor has engaged or is engaging in such disparagement ;

    (g) except as specifically provided for in Section 4(i) and (j) herein, refrain from selling the Authorized Products or sublicensing the Authorized Software to any entity other than to end-users located in Distributor's Area;

    (h) refrain from selling the Authorized Products and spare parts therefor and sublicensing Authorized Software outside of Distributor's Area except as specifically authorized by the Cross-Territorial Policy, which Company expressly reserves the right to amend (except as provided therein) from time to time when Company in its reasonable discretion determines such amendment to be desirable, or as otherwise specifically authorized in writing;

    (i) refrain from selling the Authorized Products or Authorized Software to former authorized distributors of Authorized Products and Authorized Software and to secondary market resellers identified to Distributor by Company. The Company will provide Distributor with a list of authorized distributors upon Distributor's request. The Company will assist Distributor in the sale of Distributor's excess inventory of Authorized Product to other Authorized Distributors by coordinating an exchange program between Distributors or any other entity which Company authorizes for the purchase of Distributor's inventory of Authorized Product;

    (j) Company and Distributor recognize exchange between Distributors will be necessary from time to time for emergency service requirements and Company agrees that Distributor may sell Authorized Products to and purchase Authorized Products from other Authorized Distributors for this purpose. Distributor agrees that such sales and purchases of Authorized Products will be of an incidental nature for emergency purposes. Company and Distributor recognize that such incidental sales and purchases between Distributors are in the best interest of the Company and its Distributors in order to facilitate quick response to service outages; however, Distributor and Company specifically agree that it is not the intent of this




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        Section 4(j) for Distributor to become a source of product supply to any other Distributor and/or for Distributor to purchase the Authorized Products in bulk from the Company to take advantage of Company's volume purchase discounts and resell portions of such bulk purchases to any other Authorized Distributor; and

    (k) obtain at Distributor's expense all state, local, and other licenses and permits necessary for operation of Distributor's business of selling, servicing and maintaining Authorized Product and Authorized Software, and furnish Company with Distributor's local sales tax license number.

5. DISTRIBUTOR'S SERVICE RESPONSIBILITIES. In order to service adequately customers being installed, sold or serviced by Distributor in Distributor's Area and to ensure consistent nationwide service of the Authorized Products and Authorized Software for such customers, Distributor shall:

    (a) install and service, subject to Distributor's customary charges and credit criteria, all Authorized Products and Authorized Software, being installed, sold or serviced by Distributor in Distributor's Area, subject to the Cross-Territorial Policy; provided, however, that installation and service for National Accounts and Federal Accounts shall not be provided except pursuant to the NAP, and/or the FAP, respectively, executed by Distributor, and) installation and service for CCM Accounts and Health Care Accounts shall not be provided except pursuant to the CAP and/or HCAP executed by Distributor, respectively.

    (b) install and service, upon the request of Company, and subject to the applicable Company Accounts Policy, Other Company Products for any group of Company Accounts for which Distributor has executed the applicable Company Account Policy (Exhibit E, F, G and/or H, respectively). "Other Company Products" are defined as any products or software marketed, sold or licensed by the Company that are not Authorized Products or Authorized Software as defined herein and are products or software approved as "Other Company Products" hereunder by the Independent Distributors' Advisory (IDA) Board.

    (c) except to the extent that faster response times are reasonably required by Company for Cross-Territorial Accounts or Company Accounts, respond:
        (i) within 4 hours to all Emergency Service Requests, defined as all requests to remedy problems that are not isolated failures of a minority of station instruments and/or a minority of trunks and/or system components not required for normal processing of voice and/or data communications; and
        (ii)    within 48 hours to 95% of all non-Emergency Service Requests;
                and
        (iii) within ten (10) business days to 100% of customers' requests for routine adds, moves or changes of equipment, subject to availability of product from Company.

    It is the intent of this Section that Distributor utilize its best efforts to achieve these goals on a consistent basis. Occasional failures and/or delays will not be a Material Breach of this Agreement.

    (d) make available emergency service 24 hours a day, 365 days a year for all of its customers in Distributor's Area, all Cross-Territorial Accounts and all Company Accounts, as applicable, being sold, installed or serviced by Distributor, subject to the NAP, FAP, CAP and/or HCAP as agreed to in writing by the Distributor;

    (e) as requested by Company, make available installation and service for Authorized Products and Authorized Software to Cross-Territorial Accounts in Distributor's Area subject to the Cross-Territorial Policy and to Company Accounts, as applicable, in Distributor's Area, subject to the NAP, FAP, CAP, and/or HCAP as agreed to in writing by the Distributor, as applicable;

    (f) maintain trained personnel, spare parts, and equipment sufficient to service all Authorized Products and Authorized Software being sold, installed or serviced by Distributor in Distributor's Area and all Other Company Products for any group of Company Accounts for which (but only for which) Distributor has executed the applicable Company Account Policy (Exhibit E, F, G and/or H, respectively); and

    (g) maintain complete records of all service requests and service calls (which records are acknowledged to be the proprietary business information of Distributor), including: the name of the customer; the date(s) and time(s) of the request, response, and correction of the problem; the nature of the problem; any parts used; any charges; and whether the service was performed under warranty.

6.  DISTRIBUTOR'S FINANCIAL AND REPORTING RESPONSIBILITIES.





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    (a) FINANCIAL CONDITION. Distributor shall maintain a financial condition adequate to perform its obligations hereunder.

    (b) REPORTING RESPONSIBILITIES.  Distributor shall submit to Company:

        (i) as soon as available after the end of each fiscal year, financial statements consisting of balance sheet and income statement showing Distributor's financial condition, and at Company's request, a statement of sources and uses of funds, for such year prepared in accordance with generally accepted accounting principles and reviewed by a certified public accountant;

        (ii) at Company's request, a list of all persons and entities having an ownership interest in Distributor, and the nature and percentage of each such ownership interest;

        (iii) within thirty (30) days of the end of each quarter Distributor will complete and send to Company a summary report of retail sales of Authorized Products and service activity performed by Distributor within Distributor's Area. The information required may be modified from time to time as reasonably required by changes in the market or within the industry. The information provided by Distributor will be analyzed by Company and consolidated on a national and regional basis and reported back to Distributor;

        (iv) upon request of the Company within 15 days after the end of each month, to the extent required by any license or VAR agreement between the Company and any third party software licensor of software contained in or sold with Authorized Products or Authorized Software, including Oracle Corporation, the names and addresses of sublicensees of such software sublicensed by Distributor within the preceding month, the date of purchase and installation, the specific Authorized Product and Authorized Software installed, including the make or model designation and the software release number of the software programs licensed, and the maximum number of users per system; provided, however, that this subparagraph shall not apply to licenses of Authorized Software licensed directly by the Company to Distributor's customers and provided further that the Distributor shall have no obligations under this paragraph unless the Company provides evidence of such third party requirement if requested by Distributor. Company agrees to provide third party software license forms when such software is ordered and/or before the software is downloaded for execution by Distributor's customers, to compile the information required to be reported, and to maintain the confidentiality of and not to use such information in any manner whatsoever, except to the extent it is required to provide such information to the third party software licensor, without the prior written consent of the Distributor;

        (v)    [CONFIDENTIAL TREATMENT REQUESTED]; and

        (vi) as requested by the Company, but not more than once per quarter, a report of the size of Distributor's sales force for Authorized Products and Authorized Software by Office (for the purposes of this Agreement "Office" is defined as Distributor's main office locations, excluding any satellite locations).

7.  PURCHASE, PAYMENT, SALES AND SHIPMENTS.

    (a) PURCHASE AND PAYMENT BY DISTRIBUTOR.

        (i) FORECASTS. In order to assist Company in scheduling the production and delivery of the Authorized Products, Distributor will deliver and update during the term of this Agreement a rolling six-month forecast of its purchases. Distributor's initial forecast is attached hereto as Exhibit I. On or before the first day of each calendar month, Distributor shall deliver an updated forecast in the form attached hereto as Exhibit I. Each such forecast shall cover the succeeding six calendar months. Such forecasts are nonbinding and for advisory or planning purposes only.

        (ii) QUOTA DETERMINATION. Quota is defined as the minimum dollar volume of Authorized Product and Authorized Software that Distributor must purchase or license from Company during each calendar year of this Agreement in order to enjoy certain benefits described in 7(b) that are contingent on Quota attainment. The Quota shall be stated in terms of actual purchases of Authorized Products and Authorized Software. Subject to Section 7 (b) (i), the Quotas as of the date of this Agreement



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               are stated in Exhibit J hereto. Quotas for additional areas or territories, for Expansion Areas, for product groups other than the Telephony Product Group, and for New Telephony Products as defined in Exhibit B, shall be mutually agreed upon in writing by Company and Distributor with reference to (i) the actual potential new install customers within Distributor's Area, as shown by the ABI database of opportunities representing between 20 and 250 desktops, and adjusted, pursuant to formulas agreed to by the IDA Board, to take account of Distributor's existing customer base, reasonable shrinkage factor and close ratios, average system price and system life, and (ii) the estimated equipment value of MAC and service business in Distributor's Area.

        (iii) QUOTA MEASUREMENT. The Quota for any calendar quarter (a "Quarter") shall be one-fourth of the annual Quota for the calendar year in which the Quarter falls, unless otherwise specified herein. For any additional years of this Agreement, the Quotas shall be determined by reference to the formula set forth in subsection (ii) and as otherwise mutually agreed in writing between Company and Distributor. For purposes of Quota performance measurement, Company will calculate the Distributor's purchases based upon the aggregate actual dollar amount of Distributor's purchases of Authorized Products and Authorized Software. Provided Distributor is not on credit hold, purchases for this purpose will include orders for Authorized Product and Authorized Software that have not yet been shipped due to the Company being backordered on such Authorized Product, but purchases shall not include any orders that are delayed due to Distributor's credit hold. Following the end of each Quarter, Company will provide Distributor with a report of Distributor's Quota performance.

        (iv) PURCHASE ORDERS. Orders for the purchase of the Authorized Products and Authorized Software shall be made by Distributor by purchase orders, specifying the quantity and description of Authorized Products and Authorized Software desired. Any term or condition of such purchase orders that is inconsistent with any term or condition of this Agreement shall be of no force and effect whatsoever, and any additional term or condition of such purchase order shall be construed so as to be consistent with the intent of this Agreement.

        (v) PAYMENT. Subject to subsection 7(b), payment by Distributor to Company for each order of Authorized Products and Authorized Software shall be made in cash, or by check or wire transfer. Subject to Company's rights under Section 7(b)(ii), payment by Distributor shall be made within the longer of (i) sixty days of the invoice date or (ii) the longest payment terms provided to any of the Company's other distributors of any Authorized Products or Authorized Software that purchases an amount equal to or less than Distributor of such products for an equivalent period of time, on the same terms and conditions provided to such other authorized distributors (the "Standard Payment Period"). The Standard Payment Period shall be in effect until the earlier of May 31, 1999 and such time as 60-day payment terms are no longer required by Distributor's banks. Upon termination of the Standard Payment Period, payment by Distributor shall be made within the longer of (a) thirty days of invoice date or (b) the longest Company-approved payment terms provided to any other distributor of Authorized Product and Authorized Software whose purchases are equal to or less than Distributor's purchases in any given period for the balance of the term of this Agreement. The invoice amount shall reflect the provisions of Section 7(b)(i) and any other pricing discounts, including promotional pricing, which may be agreed to by Company and Distributor from time to time. Distributor shall pay each invoice in full subject to appropriate credits and offsets. Distributor must notify Company in writing within 30 days of the date of the invoice or the date of receipt of product ordered, whichever is later, of any disputed invoice amount along with an explanation of the
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    (b) SALES AND SHIPMENTS BY COMPANY.

             (i)      PRICES AND TERMS.

             (A) Subject to Section 7 (b) (i) (B), and Section 7 (b) (i) (C), Company will sell all Authorized Products and Authorized Software at prices and on terms determined by Company from time to time, as reflected in the Company's Authorized Product Price Book. All prices are exclusive of all taxes including federal, state, and local sales, use, value-added or similar taxes. Distributor will pay all such taxes, excluding taxes on Company's income, unless Distributor has given Company a valid exemption resale certificate prior to shipment. Subject to paragraph 7 (b) (i) (B) and 7 (b) (i)
             (C) hereof, Company expressly reserves the right to change prices with not less than forty-five days notice to Distributor; provided, however, that Company (a) will honor pricing for a proposal delivered prior to the price change notice for 90 days from the date of the proposal, (b) will honor pricing for any customer contract, if the contract was signed within the period following the date of proposal specified in (a) above or prior to the date of the price change notice, and if the product is shipped to Distributor within ninety (90) days from the date of the applicable contract.

             (B) During the calendar year 1998, the following shall apply:

             At all times during the period or periods in which Distributor is not in Material Breach of this Agreement, and if the dollar amount of Distributor's aggregate actual purchases of Authorized Products and Authorized Software, measured as of (and including) the last day of each Quarter, equals or exceeds, (1) with respect to the second Quarter of 1998, [CONFIDENTIAL TREATMENT REQUESTED], or (2) with respect to the second and third Quarters of 1998 together, [CONFIDENTIAL TREATMENT REQUESTED], then during the succeeding Quarter, the Company agrees to sell to Distributor at a discount of [CONFIDENTIAL TREATMENT REQUESTED] off list prices reflected in the Company's Authorized Product Price Book except for products in discount categories S, N,. P, C, D and Z, and on the most favorable terms and conditions, excluding discount levels, made available to any other authorized distributor for a territory located in the United States for the same products, excluding sales to the Federal Government, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions which terms and conditions shall be reasonably related to such other more favorable terms and conditions provided to such other distributor. If the dollar amount of Distributor's aggregate actual purchases of Authorized Products and Authorized Software, measured as of (and including) the last day in a particular Quarter, equals or exceeds, (1) with respect to the second Quarter of 1998, [CONFIDENTIAL TREATMENT REQUESTED], or
             (2) with respect to the second and third Quarters of 1998 together, [CONFIDENTIAL TREATMENT REQUESTED], then during the succeeding Quarter the applicable discount will be [CONFIDENTIAL TREATMENT REQUESTED] off list prices reflected in the Company's Authorized Product Price Book, except for products in discount categories S, N,. P, C, D and Z, and sales will be on the most favorable terms and conditions, excluding discount levels, made available to any other authorized distributor (for a territory located in the United States for the same products, excluding sales to the Federal Government) that purchased an amount equal to or less than Distributor during the applicable measurement period, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions which terms and conditions shall be reasonably related to such other more favorable terms and conditions. If the dollar amount of Distributor's aggregate actual purchases of Authorized Products and Authorized Software, measured as of (and including) the last day in a particular Quarter, is less than, (1) with respect to the second Quarter of 1998, [CONFIDENTIAL TREATMENT REQUESTED] or (2) with respect to the second and third Quarters of 1998 together, [CONFIDENTIAL TREATMENT REQUESTED], then during the succeeding Quarter the applicable discount will be [CONFIDENTIAL TREATMENT REQUESTED] off list prices reflected in the Company's Authorized Product Price Book, except for products in discount categories S, N,. P, C, D and Z, and sales will be on the most favorable terms and conditions, excluding discount levels, made available to any other authorized distributor (for a territory located in the United States for the same products, excluding sales to the Federal Government) that purchased an amount equal to or less than Distributor during the applicable measurement period, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions which terms and conditions shall be reasonably related to such other more favorable terms and conditions. Distributor's failure to qualify for the best or any other discount level or other more favorable terms as of the end of any Quarter shall in no way prejudice or affect the Distributor's ability to qualify for



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             such best or any other discount level or other more favorable terms as of the end of any other Quarter. For all purposes herein, the Distributor shall be deemed pre-qualified for the [CONFIDENTIAL TREATMENT REQUESTED] discount as provided above and other more favorable terms and conditions during the second Quarter of 1998.

             (C) On and as of the first day of the first Quarter of 1999, the following shall apply:

             At all times during the period or periods in which Distributor is not in Material Breach of this Agreement, and if the dollar amount of Distributor's aggregate actual purchases of Authorized Products and Authorized Software measured as of (and including) the last day of each Quarter, equals or exceeds (1) with respect to the second, third and fourth Quarters of 1998 together, [CONFIDENTIAL TREATMENT REQUESTED], or (2) thereafter, with respect to the immediately preceding four Quarters, 100% of the Distributor's Quota for such rolling four-quarter period, then during the succeeding Quarter the Company agrees to sell to Distributor at the most favorable terms and conditions, including without limitation the greater of a [CONFIDENTIAL TREATMENT REQUESTED] discount and the most favorable prices, discount levels and promotional pricing, made available to any other authorized distributor for a territory located in the United States for the same products, excluding sales to the Federal Government, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions which terms and conditions shall be reasonably related to such other more favorable terms and conditions. If the dollar amount of Distributor's aggregate actual purchases of Authorized Products and Authorized Software, measured as of (and including) the last day of each Quarter, (1) with respect to the second, third and fourth Quarters of 1998 together, equals or exceeds [CONFIDENTIAL TREATMENT REQUESTED], or (2) thereafter, with respect to the immediately preceding four Quarters, is less than 100% of the Distributor's Quota for such rolling four-quarter period but is equal to or greater than [CONFIDENTIAL TREATMENT REQUESTED], then during the succeeding Quarter the applicable discount will be the greater of [CONFIDENTIAL TREATMENT REQUESTED] the best discount (including promotional pricing) made available to any other authorized distributor for a territory located in the United States for the same products, excluding sales to the Federal Government, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions, and sales will be on the most favorable terms and conditions, excluding discount levels, made available to any other authorized distributor (for a territory located in the United States for the same products, excluding sales to the Federal Government) that purchased an amount equal to or less than Distributor during such rolling four quarter period, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions which terms and conditions shall be reasonably related to such other more favorable terms and conditions. If the dollar amount of Distributor's aggregate actual purchases of Authorized Products and Authorized Software measured as of (and including) the last day of each Quarter, (1) with respect to the second, third and fourth Quarters of 1998 together is equal to or exceeds is less than [CONFIDENTIAL TREATMENT REQUESTED], or (2) thereafter, in a particular rolling four-quarter period, is less than [CONFIDENTIAL TREATMENT REQUESTED], then during the succeeding Quarter the applicable discount will be the greater of [CONFIDENTIAL TREATMENT REQUESTED] the best discount (including promotional pricing) made available to any other authorized distributor, for a territory located in the United States for the same products, excluding sales to the Federal Government, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions, and sales will be on the most favorable terms and conditions, excluding discount levels, made available to any other authorized distributor (for a territory located in the United States for the same products, excluding sales to the Federal Government) that purchased an amount equal to or less than Distributor during such rolling four quarter period, in each case on the same terms and conditions provided to such other authorized distributor applicable to such more favorable terms and conditions which terms and conditions shall be reasonably related to such other more favorable terms and conditions. The Distributor's failure to qualify for the best or any other discount level or other more favorable terms as of the end of any Quarter shall in no way prejudice or affect the Distributor's ability to qualify for such best or other discount level or other more favorable terms as of the end of any other Quarter.

             (D) In the event that Distributor's purchases during any Quarter, measured as provided in this Section 7(b)(i), do not qualify it for the best discount level, Company shall give Distributor notice within ten days of the end of the Quarter of the amount by which Distributor's purchases during the





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             Quarter are less than the amount required to qualify Distributor for the higher discount level or levels, and Distributor shall have until 30 days following receipt of written notice from Company to order (for immediate shipment) sufficient additional Authorized Product or Authorized Software to qualify for any higher level (which additional purchases shall be applied solely to the Quarter preceding such purchases). As soon as Distributor has made such additional purchases, it shall immediately qualify for the higher discount level and if applicable to such discount level, also immediately be entitled to other more favorable terms and conditions as set forth in this Agreement, and any orders filled by Company after cure (but no orders necessary to effect the cure) shall be shipped and invoiced at the higher discount level. Notwithstanding the foregoing, in the event Company fails to provide the written notice required above, Distributor's purchases for the preceding Quarter shall be deemed to be at Quota during that Quarter.

             (E) Distributor acknowledges and agrees that the Company may offer special new distributor programs, terms and conditions, and incentives (collectively, the "Incentives") and that Distributor shall not be entitled to such Incentives pursuant to subsection 7(b)(i) except as otherwise provided in subsection 7(b)(i)(E)(iv) and (v) hereof; provided that (i) such Incentives are available only for a limited period of time; (ii) such Incentives are available only to new distributors or to existing distributors with respect to a new territory; (iii) such Incentives do not include pricing, discounts and promotional pricing for Authorized Product and Authorized Software; (iv) to the extent such Incentives, in the aggregate, do not exceed [CONFIDENTIAL TREATMENT REQUESTED] (the "Training Incentive Limit"); and (v) all such Incentives shall be offered to Distributor on the same terms with respect to a new territory. For the purposes of this Section 7(b)(i)(E)(iv), measurement of the Training Incentive Limit shall include the cost to Distributor should Distributor elect to purchase the same technical training directly from Company (excluding travel and lodging costs). In the event Company elects to provide technical training in excess of the applicable Training Incentive Limit to a new distributor, Distributor shall be entitled to receive technical training with a cost to Distributor equal to the difference between the cost of technical training actually provided and the applicable Training Incentive Limit, at such times and for such Offices as Distributor deems appropriate. In the event (A) [CONFIDENTIAL TREATMENT REQUESTED] or (C) commencing April 1, 1999, and measured each Quarter thereafter, Distributor has failed to purchase [CONFIDENTIAL TREATMENT REQUESTED] of Authorized Products and Authorized Software during the immediately preceding four Quarters, then Distributor shall not be entitled to any Incentives as a result of Incentives given by the Company under Sections 7(b)(i), 7(b)(i)(E)(iv), or 7(b)(i)(E)(v), in the case of (A) or (B) [CONFIDENTIAL TREATMENT REQUESTED] and in the case of (C)for all portions of Distributor's Area during the succeeding Quarter. For the purposes of this Section 7(b)(i)(E) only, territory shall not be limited to a single county in any state but shall mean the market area that includes multiple counties served by an Office.

             (F) Company agrees to promptly notify Distributor in writing (an "MFN Notice") if the Company has entered into an agreement with any other authorized distributor of any Authorized Products or Authorized Software that contains terms and provisions which are more favorable to such other authorized distributor than those contained herein (such notice to contain a summary of each more favorable term and condition). This Agreement shall be deemed to be automatically amended to reflect any more favorable term or provision on the same terms and conditions provided to such other authorized distributor, which terms and conditions shall be reasonably related to such other more favorable terms and conditions provided to such other authorized distributor, upon notice of acceptance by Distributor to the Company within 30 days of receipt of the MFN Notice.

             (G) Company and Distributor agree that notwithstanding anything to the contrary in the Purchase Agreement or the Prior Distributor Agreement, Distributor shall not be entitled to any pricing discounts, promotions or credits for any base change outs, government system sales, or particular equipment sales or software downloads except (i) the software credits provided in Section 8.22 of the Purchase Agreement, and (ii) to the extent any such discounts, promotions or credits are provided to any other authorized distributor of Authorized Products and Authorized Software in the United States, excluding sales to the Federal Government, and then only on the same terms and conditions applicable to such other authorized distributor with respect to such discounts, promotions or credits which terms and conditions shall be reasonably related to such discounts, promotions or credits.

         (ii) CHANGE IN CREDIT TERMS. If, in the Company's reasonable opinion, Distributor's financial





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

         condition or payment record indicates the Distributor's inability to pay amounts due or to become due hereunder,, the Company reserves the right to change credit terms at any time. If, but only so long as Distributor is materially delinquent, Distributor becomes materially delinquent in the payment of any material sum due to Company (other than amounts being disputed in good faith by Distributor), Company may suspend performance under this Agreement and may require Distributor to make payment in advance of any subsequent shipments of Authorized Products or Authorized Software. By exercising the foregoing right, Company is in no way waiving any of its other rights and remedies at law or under this Agreement.

         (iii) SECURITY INTEREST. Distributor hereby grants and Company reserves a purchase money security interest in each Authorized Product in respect of which the Company has not been paid pursuant to a purchase order or any lesser amount mutually agreed upon by Company and Distributor, and any proceeds thereof, for the amount of the purchase price. At Company's request, Distributor will sign any documents required to perfect such security interest. Full payment of the purchase price of the Authorized Product will release the security interest on that Product and Company will sign documents reasonably required to evidence or effect release.

         (iv) PRICE LISTS. Company has provided Distributor true and correct copies of the list prices, discounts and transfer pricing by part number in effect on June 1, 1996. Company agrees to provide to Distributor, within five days of Distributor's request, a report of the list prices and transfer prices by part number.

         (v) SHIPMENT. Except as otherwise provided herein, Company will ship to the locations designated in Distributor's purchase order in accordance with Company's published shipping schedules in effect at the time of shipment. Company will provide Authorized Products and Authorized Software to Distributor in an amount at least equal to the Distributor's forecasts provided to the Company pursuant to Section 7(a)(i). At all times during the period or periods in which Distributor is not in Material Breach as defined herein, the Company shall provide Distributor priority in shipment of each order received by Company from Distributor over all other orders received by Company after receipt of such order from Distributor, provided Distributor is willing to accept incomplete orders at Company's request and gives Company at least one day's advance notice of each $1 million of orders placed during the last month of a Quarter. Company shall not be liable for any failures to ship or delays in shipping caused by circumstances described in
         Section 18. Company shall use its best efforts to maintain sufficient inventory in stock to meet Distributor's purchase orders and needs. Risk of loss shall pass to Distributor F.O.B. Company dock, but Company will assist Distributor in tracking shipments and processing claims related to lost or damaged goods. Title to each shipment of Authorized Products shall pass to Distributor upon receipt by Company of payment for such shipment as provided in Section 7(a)(v) herein with the exception of Authorized Software, title to which shall remain vested in Company at all times as provided by the Software License contained in
         Section 14. Company may, in its sole discretion, honor Distributor's requests to drop ship to installation locations within Distributor's Area and to expedite shipments, but Company reserves the right to pass on to Distributor any additional costs incurred as a result of such requests. Company reserves the right to refuse shipment of Authorized Products or Authorized Software if Distributor has failed to make timely payment for prior shipments as required by Section 7(a)(v). In the event that Company elects to exercise its right not to ship Authorized Products or Authorized Software by reason of Distributor's failure to make timely payments for prior shipments or other breaches, or otherwise places Distributor on credit hold, it shall immediately notify Distributor as soon as such election is made.

    (c) EXPORTS TO AND FROM DISTRIBUTOR'S AREA.

        (i) If the location of Distributor's Area so requires, Company shall at its expense prepare, obtain, and transmit to the parties concerned such documents as are normally required to export the Authorized Products and Authorized Software. If such Authorized Products or Authorized Software should be subject to license or other authorization for export or reexport, Company shall at its expense apply for such export or reexport authorization with the authorities concerned. Distributor undertakes to procure the information and to supply Company with the duly signed forms required to obtain such authorization.

        (ii) Distributor shall not export or reexport Authorized Products or Authorized Software without such valid export or





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

               reexport authorization as may be required, or otherwise violate any export or reexport restriction imposed by authorities in the country of origin of such Authorized Products or Authorized Software or by other authorities concerned.

        (iii) Company shall, where applicable, issue Certificates of Origin for Authorized Products and Authorized Software shipped under this Agreement, duly verified by the authorities concerned.

8.  LIMITED WARRANTY AND RESTRICTION ON ALTERATION.

    (a) LIMITED WARRANTY. Company warrants that all Authorized Products sold to Distributor pursuant to this Agreement will perform in accordance with Company's written specifications therefor and will be free from defects in material and workmanship for the period from the date of shipment F.O.B. Company specified in Exhibit B (the "Warranty Period"), provided that such Authorized Products are installed in compliance with Company's written installation specifications, to the extent applicable, and given normal service and maintenance by Distributor during the Warranty Period. Company warrants that all Authorized Software licensed or sublicensed by Distributor pursuant to this Agreement will be free from any defect that causes a material nonconformity between its performance as described in the Related Documentation accompanying the Authorized Software, as specified in Exhibit B, and actual performance during the Warranty Period for the Authorized Product in which the Authorized Software is imbedded or otherwise an integral part. Company's obligation under this warranty shall be limited to repair or replace, at Company's option, any part(s) of Authorized Products or Authorized Software that may prove defective under normal and proper use and service for the Warranty Period. For such repairs and replacements, Distributor shall pay the cost for shipment to Company's plant; Company shall pay the cost for shipment from Company's plant. Company agrees to use its best efforts to ship any repaired or replacement Authorized Product and Authorized Software within thirty (30) days of the date Company shall have received the defective Authorized Product or Authorized Software. This warranty shall not apply to lamps, fuses, batteries or other such items normally consumed in operation which have a normal life shorter than the Warranty Period.

    (b) DISCLAIMERS. THE WARRANTIES CONTAINED IN THIS SECTION AND IN SECTION 14 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. THESE WARRANTIES SHALL BE VOID AS TO AUTHORIZED PRODUCT OR AUTHORIZED SOFTWARE DAMAGED OR RENDERED UNSERVICEABLE OR NONFUNCTIONAL BY NEGLIGENCE OF NONCOMPANY UNAUTHORIZED PERSONNEL, MISUSE, THEFT, VANDALISM, FIRE, LIGHTNING, POWER SURGES, WATER OR OTHER PERIL, OR ACTS OF GOD, BY FAILURE OF DISTRIBUTOR TO COMPLY WITH PUBLISHED TECHNICAL REQUIREMENTS OR BY SERVICES OR PRODUCTS OF OTHER VENDORS, INCLUDING WITHOUT LIMITATION THE CENTRAL OFFICE LINES OF ANY CENTRAL EXCHANGE TELEPHONE COMPANY. REPAIR, RELOCATION OR ALTERATION OF THE PRODUCT BY PERSONS NOT AUTHORIZED BY COMPANY VOIDS THE WARRANTY. LIABILITY OF COMPANY HEREUNDER IS EXPRESSLY LIMITED TO THE REPAIR OR REPLACEMENT DESCRIBED ABOVE AND THE REMEDIES PROVIDED IN SECTION 14, AND IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUCH AS LOST SALES, LOST PROFITS OR INJURY TO PROPERTY, OR ANY OTHER ECONOMIC DAMAGES RELATING TO THE PERFORMANCE OR FUNCTIONALITY OF THE AUTHORIZED PRODUCTS OR AUTHORIZED SOFTWARE, WHETHER THEY ARE ALLEGED TO ARISE IN CONTRACT OR TORT OR OTHERWISE. NO EXPRESS OR IMPLIED WARRANTY IS MADE AGAINST INTRUSIONS INTO THE AUTHORIZED PRODUCTS OR AUTHORIZED SOFTWARE BY FRAUDULENT CALLERS OR AGAINST ANY TOLL FRAUD. COMPANY MAKES NO WARRANTIES AS TO THE LAWFULNESS OF USING ANY FEATURE OF THE AUTHORIZED PRODUCTS OR AUTHORIZED SOFTWARE TO MONITOR, RECORD OR FORWARD ANY ORAL, WIRE OR ELECTRONIC COMMUNICATION.

    (c) RESTRICTION ON ALTERATION. Company shall not be liable for any warranty offered by Distributor that differs from the warranty quoted above. Company does not warrant any Authorized Products or Authorized Software that have been modified without Company's prior written consent, and Distributor shall not make or cause or permit to be made, any alterations or modifications of any Authorized Products or Authorized Software without the prior written consent of Company. Distributor agrees to hold harmless and indemnify Company against claims of any kind related to any unauthorized alterations or modifications of Authorized Products or Authorized Software made or authorized in writing by Distributor, or related to warranties by Distributor that differ from the warranty quoted above.

    (d) SURVIVAL. This Section 8 shall survive termination or expiration of this Agreement.

9. POST-WARRANTY PERIOD REPAIRS. After the Warranty Period has expired, Distributor agrees to purchase all of its required repair and replacement service for Authorized Products and Authorized Software from Company or Company's authorized subcontractors, , but only so long as the Company's prices are competitive and Company agrees to provide to Distributor all of Distributor's required repair and replacement service for Authorized Products and Authorized Software at Distributor's expense, subject to the provisions relating to shipping charges below, in accordance with the charges therefor specified in Company's Authorized Product Price Book. Company agrees that all of its charges to Distributor for repair and replacement services shall be competitive and at all times shall be no higher than the prices charged by Company to any other authorized distributor of any Authorized Products or Authorized Software in the United States. The Company's repair and replacement prices shall be deemed to be "competitive" if they are no more than 10% higher than any published or offered prices for the same repairs or replacements by another company engaged in the business of making such repairs or replacements. Distributor shall have no obligation to purchase such services from Company if it provides Company with documentary evidence that the Company's prices therefor are not "competitive". For such repairs and replacements, Distributor shall pay the cost of shipment to Company's plant; Company shall pay the cost for shipment from Company's plant. Distributor shall adhere to the return procedure described in Company's Authorized Product Price Book and shall adhere to such other return procedures as Company shall reasonably require from time to time. Distributor shall not return any defective Authorized Product or Authorized Software unless Distributor has properly completed the return forms described in Company's Authorized Product Price Book. Company agrees to use its best efforts to ship repaired or refurbished Authorized Products or Authorized Software to Distributor within thirty (30) days of the date Company shall have received the defective Authorized Products or Authorized Software at its plant. If Company has not shipped the repaired or refurbished Authorized Product or Authorized Software within forty (40) days of the date Company shall have received the defective Authorized Product or Authorized Software at its plant, the repair charge shall be reduced as specified in Company's Authorized Product Price Book. Under no circumstances shall Company be liable for any consequential or other damages resulting from failure to ship repaired or refurbished Authorized Products or Authorized Software within thirty (30) days other than any direct damages to Distributor arising from failure of Company to ship repaired or Authorized Software within sixty (60) days of receipt by Company. Notwithstanding the foregoing, if Distributor is in Material Breach of any of its payment obligations to Company, Company reserves the right to require Distributor to make payment for post-Warranty Period repairs before Company ships repaired or replacement Authorized Products or Authorized Software. By exercising the foregoing right, Company is in no way waiving any of its other rights and remedies at law or under this Agreement.

10. COMPANY'S RESERVATION OF RIGHTS. Company reserves the right at any time to:

    (a) discontinue, modify or upgrade existing Authorized Products and Authorized Software; provided, however, that Company shall notify Distributor ninety (90) days in advance of any product discontinuance, shall directly or indirectly provide factory repairs for such product to Distributor for a period of seven (7) years from its discontinuance, and shall directly or indirectly provide spare parts, replacement equipment, Authorized Software and Related Documentation and all other equipment, software, diagnostics and manuals required to service and maintain the Authorized Products, Authorized Software and Related Documentation for such product to Distributor for a period of five (5) years from its discontinuance;

    (b) nondiscriminatorily sell to Distributor any Authorized Products and Authorized Software of the Authorized Trademark brands of which Distributor is an Authorized Distributor, based upon Distributor's ability to sell, install, or service the same; and

    (c) make Distributor's rights under this Agreement subject to the Cross-Territorial Policy, NAP, CAP, FAP and HCAP, each of which Company reserves the right to amend as provided therein from time to time whenever Company in its reasonable discretion determines such amendment to be advisable.

11. SALES AND SERVICE OUTSIDE DISTRIBUTOR'S AREA. Distributor is an authorized distributor of Authorized Products and Authorized Software only in Distributor's Area, except as specifically provided otherwise in this Agreement. In the event that Distributor sells any Authorized Products or licenses any Authorized Software for installation outside Distributor's Area, Distributor shall comply with the Cross-Territorial Policy regarding such sale and the related installation and service requirements in effect at the time of the sale. Nothing contained herein shall limit or restrict Distributor's ability to sell other products and services outside Distributor's Area.

Effective July 1, 1998 (except in relation to item c(i) hereof which is effective April 1, 1998), Company agrees that if (a) another authorized distributor ceases to have exclusive rights to sell and license the Authorized Products and Authorized Software in any area of the United States not included in Distributor's Area or has been terminated as a distributor in such area ("Expansion Area"), (b) Distributor is not in Material Breach, and (c) Distributor is either (i) entitled to the highest discount level under Section 7(b)(i) at the time of such termination, or (ii) Company offers to another authorized distributor of Authorized Products and Authorized Software who has not purchased amounts of such Authorized Products and Authorized Software equal to or exceeding its Quota for the same period during which Distributor's purchases would be measured under Section 7(b)(i), the nonexclusive rights to sell and license the Authorized Products and Authorized Software in the Expansion Area, then the Company shall offer to Distributor the right to negotiate with Company and Company shall negotiate with Distributor in good faith for a period of 30 days a Quota for the Authorized Products and Authorized Software in the Expansion Area in order that Company may expand Distributor's Area to include the Expansion Area on a non-exclusive basis and if the parties agree on a Quota, this Agreement shall be amended to include the Expansion Area. The parties acknowledge and agree that this paragraph of Section 11 shall not apply to any area listed on Exhibit M hereto if Norstan Communications is being offered or granted nonexclusive rights in such area. Company agrees that it shall not require terms and conditions, including additional Quota for the Expansion Area, less favorable to the Distributor than that offered to third party distributors in similar areas for similar products.

Notwithstanding anything in this Agreement to the contrary, Distributor shall be permitted to sell, market, service, maintain and license any products, software or services, including without limitation, Competing Products (as defined in the Prior Agreement) or any other products or services of any type whatsoever in any territory whatsoever including in Distributor's Area, and to any individual or entity whatsoever.

Provided Distributor has made actual aggregate purchases of Authorized Product and Authorized Software sufficient to qualify for the pricing and terms provided under the second sentence of Section 7(b)(i)(B) or the second sentence of
Section 7(b)(i)(C), whichever is applicable, for the relevant period at the time of measurement, then in the event the Company determines to (i) acquire control of another of Company's authorized distributors or (ii) otherwise assume the territory of any other distributor, (any of the foregoing a "Transaction"), the Company will give written notice to the Distributor of such Transaction and afford the Distributor a thirty day period in which to negotiate a transaction with such other distributor pursuant to which Distributor would directly or indirectly assume control of or assume the territory of such other distributor before the Company gives its consent or consummates such Transaction itself. Upon the request of Distributor at any time, Company will promptly set forth in writing to Distributor the terms, if any, pursuant to which the Company will approve a potential similar Transaction by Distributor, including the additional Quota it would require the Distributor to assume in connection with such similar Transaction.

12.  CONSENT OF COMPANY REQUIRED.

(a) Distributor shall not, without the prior express written consent of Company, which consent shall not be unreasonably withheld:

    (i) assign, delegate, sell or transfer this Agreement or any rights or obligations created by it; with respect to any one or more counties in Distributor's Area, except (A) in connection with a sale or transfer of the business of selling to and servicing the customer base in such county or counties or in connection with the sale of Distributor, (B) to any lender providing financing to the Distributor as contemplated by the Purchase Agreement or any refinancing thereof, pursuant to security arrangements entered into in connection with such financings or refinancings, or (C) to any transferee of any such lender upon exercise of any of such lender's remedies pursuant to security arrangements contemplated in (B) above.

    (ii) appoint any subdistributor or dealer for Authorized Products or Authorized Software in any county in Distributor's Area.

(b) Distributor shall not, unless Company has given its prior written consent, which may be withheld in Company's sole discretion, offer, agree to or permit any sale (including any merger or consolidation) of Distributor or of substantially all of its business or assets to Intertel Corporation or Mitel Corporation, or any of their successors or direct or indirect majority-owned subsidiaries, prior to May 31, 1999; provided, however, that the provisions of this subsection (b) shall automatically terminate upon an initial public offering of common stock of Distributor.




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

13. CONFIDENTIALITY.

    (a) NONDISCLOSURE. Without the prior express written consent of Company or Distributor, as the case may be, Distributor or Company, as the case may be, shall not disclose to any third party any confidential business information or trade secrets of the other, including but not limited to:
        Company product design information, product technical manuals, product technical bulletins, or Company or Distributor pricing, customer lists or other customer information, and financial information. In addition, each of the Company and Distributor, as the case may be, shall not use any confidential business information or trade secrets of the other except as expressly permitted herein. Company and Distributor recognize the necessity of disseminating selected information included in the above documents to customers or prospective customers in the sales process. Company agrees that Distributor may provide this information to customers and prospective customers in the sales process without Company's prior express written consent and Distributor and Company agree to use their best efforts to protect the confidentiality of all confidential information of the other party (including without limitation taking such actions as such party would take to protect its own confidential information).

    (b) NO REVERSE ENGINEERING. Distributor shall not engage in cause to be engaged in, or permit any reverse engineering of Authorized Products or Authorized Software or Other Company Products. Reverse engineering is defined as attempting through analysis of component parts and/or software to define the functionality of the components or software, and thereby gain the ability to alter or reproduce that functionality.

    (c) SOFTWARE. Distributor hereby acknowledges that the Authorized Software and Related Documentation listed in Exhibit B and software contained in Other Company Products are proprietary to Company and constitute trade secrets of Company. All applicable rights to patents, copyrights, trademarks, and trade secrets are and shall remain in Company. Distributor agrees to use reasonable diligence to protect the confidentiality and proprietary rights of Company in the Authorized Software and Related Documentation, and not to disclose the Authorized Software or Related Documentation to any third party. Distributor shall also promote compliance with the terms and conditions of this Agreement by employees and agrees to place the software sublicense language in Exhibit K in its sales contracts with its customers. Distributor agrees to maintain records of these software sublicense agreements and to represent Company's interest in the protection of its rights to the Authorized Software to the extent not in conflict with Distributor's rights or interests. In the event that Company has reason to believe Distributor's customer has violated the software sublicense agreement, Distributor will make available to Company these records on a customer specific basis.

    (d) SURVIVAL. Distributor's and Company's obligations under this confidentiality provision shall survive termination or nonrenewal of this Agreement.

14. SOFTWARE LICENSE.

    (a) LICENSE. The Company owns, or has licensed from the owner, the Authorized Software and any other proprietary interests in the Authorized Products and related materials and has the right to license such Authorized Software and proprietary interests to Distributor and end-users. Subject to the terms and conditions contained herein, Company grants Distributor a non-exclusive license to use, in object code form, all Authorized Software and Related Documentation as contemplated by this Agreement. This grant shall be limited to use in connection with the sale and service of the Authorized Products as contemplated by this Agreement. This license shall continue until the license is terminated in accordance with this Agreement, or for the useful life of the Authorized Product in which the Authorized Software is imbedded or of which the Authorized Software is an integral part, or for the useful life of the Authorized Software, whichever is longer. Removal of the Authorized Software from the United States by Distributor, service by any unauthorized person at the direction of Distributor, use by Distributor of the Authorized Software on any Authorized Product other than that for which it was obtained or authorized, or on any non-Authorized Product, shall constitute a breach of this Section 14 by Distributor. Except as provided in the Purchase Agreement or as provided in Sections 9 and 10, the software license will terminate on expiration or termination of this Agreement.

    (b) MODIFICATION AND COPIES. Distributor may not modify or copy the Authorized Software or Related Documentation without prior written consent of Company. Distributor agrees to refrain from taking any




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        steps, including without limitation reverse engineering, reverse assembly or reverse compilation, to derive a source or object code equivalent of the Authorized Software, or for any other purpose.

    (c) INDEMNIFICATION. Company agrees that, if notified promptly and given sole control of the defense and all related settlement negotiations, it will indemnify and defend Distributor or its customers who have executed a software license or sublicense set forth in Exhibit K or L against any claim based on an allegation the Authorized Software infringes a valid U.S. patent, copyright or trademark. Company, expressly conditioned upon the obligations of Distributor under a software sublicense set forth in Exhibit K, will pay any resulting costs, damages and attorneys' fees awarded by a court with respect to any such claim against Distributor or its customers. Company shall have no obligations under this Section in the case of claims resulting from modifications to the Authorized Software made by Distributor, end-users, or others, or combinations with software or equipment provided by others. If any Authorized Software becomes, or in Company's opinion is likely to become, the subject of such claim of infringement, Company will, at its expense, either, at its option, procure rights for Distributor and its customers who have executed a software license or sublicense to continue using the Authorized Software, or replace or modify the Authorized Software to provide noninfringing software that performs substantially similar functions to the original Authorized Software. Upon failure of the foregoing provisions of this subsection (c), Company will refund the purchase price of the Authorized Product or license fee for the Authorized Software less a reasonable allowance for use. THIS SECTION STATES THE ENTIRE LIABILITY OF COMPANY FOR INFRINGEMENT BY ANY AUTHORIZED SOFTWARE PROVIDED HEREUNDER.

(d) COMPANY LICENSING. Notwithstanding anything to the contrary in this Agreement, Company may require at any time upon reasonable notice to Distributor that any of the Authorized Software must be remotely downloaded from the Company directly to the Distributor's customer and that Distributor's customer must execute a separate software license with the Company, substantially in the form of Exhibit L hereto, directly licensing such Authorized Software and updates and revisions thereof. If the Company exercises such right, it will make timely downloads, will in no way interfere with Distributor's relationship with such customers or any sales opportunity, will not use any information regarding such customers except as expressly set forth herein, and will treat as and keep all such information confidential.

(e)     SURVIVAL.  This section shall survive termination of this Agreement.

15. TERMINATION OF AGREEMENT.

    (a) This Agreement will expire on December 31, 2001, unless earlier terminated for Material Breach as defined in Section 15(b).

    (b) This Agreement may be terminated by either party for Material Breach no less than 90 days after mailing written notice of termination to the other party as provided in subsection (c) below. Material Breach of this Agreement shall mean:
         (i) failure of Distributor to make aggregate actual purchases of Authorized Products and Authorized Software [CONFIDENTIAL TREATMENT REQUESTED] in all cases on the same basis as Quota is measured (the amount, if any, by which any amount stated herein exceeds Distributor's aggregate actual purchases for the relevant period being referred to as the "Shortfall Amount");
        (ii) material breach of Section 3, 4, 5, 9, 11, 12, 13, and/or 14 of this Agreement by Distributor;
        (iii) material breach of Section 2, 7(b), 8(a) ), 9, 11 (other than the fourth paragraph), 13(a) or 14 by the Company;
        (iv) dissolution, insolvency, bankruptcy of, or appointment by a court of a permanent or temporary receiver for, Distributor or Company; or a general assignment of a substantial portion of Distributor's or Company's assets for the benefit of creditors other than an assignment of assets as collateral for a loan in the normal course of business;
        (v) material failure to pay Distributor's accounts in accordance with the terms of sales by Company to Distributor; or
        (vi) failure of Company to provide Authorized Products and Authorized Software that are competitive in the marketplace in functions, features and price for a period of six consecutive months.

    (c) In the event that either party contends the other party is in Material Breach of any of its obligations to the other party under this Agreement, the party claiming Material Breach will provide written notice by certified mail that specifically itemizes each and every obligation of which the party contends the other party is in Material Breach. Subject to the next sentence, in the event that the nonterminating party fails to cure the





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        breach within ninety (90) days of receipt of such notice, the termination shall become effective. In order to cure a breach described in Section 15(b)(i), Distributor must make purchases of Authorized Products and Authorized Software, within the 30 days following receipt of such notice, equal to the applicable Shortfall Amount, which purchases shall be applied only to the Quarter immediately preceding such purchases, or such termination shall become effective.

16. DISTRIBUTOR'S OBLIGATIONS UPON TERMINATION. In the event of termination of this Agreement, whether by non-renewal or for Material Breach, Distributor shall:

    (a) immediately pay all obligations for Authorized Product and Authorized Software delivered to Distributor prior to termination when they are due and payable to Company, subject to appropriate credits and off-sets;

    (b) except as provided in the Purchase Agreement, immediately insofar as reasonably possible discontinue any and all uses of the Authorized Trademarks and Authorized Name as defined in Exhibit C, if any, including:
        (i) cancel all governmental certificates or licenses reserving or registering Distributor's use of the Authorized Trademarks or Authorized Name, if any;
        (ii) remove the Authorized Trademarks or Authorized Name, if any, from its premises, vehicles, sales proposals, stationery, telephone directory listing, and other advertising and promotional material;
        (iii) change its corporate and trade name to delete any use of the Authorized Trademarks, Authorized Name, or any name likely to cause confusion with any Authorized Trademarks;

    (c) not adopt the use of any mark or name deceptively similar to any Authorized Trademarks, other than as provided in the Purchase Agreement; and

    (d) execute any documents or take any other reasonable steps which will help transfer to Company ownership of all goods repurchased, free and clear of any liens, encumbrances or security interests.

    It is understood and agreed that (i) in the event of a Material Breach of this Agreement by Distributor solely pursuant to Section 15(b)(i) or a Material Breach by Company pursuant to Section 15(b)(vi), the other party's sole remedy is to terminate this Agreement in accordance with the terms and procedures hereof and that neither party shall have any obligations under this Agreement (and neither party shall have any claims against the other) arising from such Material Breach of this Agreement pursuant to Section 15(b)(i) and Section 15(b)(vi) other than provided in this Section 16 above.

17. COMPANY'S OBLIGATIONS AND DISTRIBUTOR'S OPTIONS UPON TERMINATION.

    (a) In the event of termination of this Agreement whether by non-renewal or Material Breach, Company:

        (i) may at Company's option cancel all unfilled orders except those for such Authorized Products and Authorized Software that have been sold previously by Distributor to customers, as evidenced by signed customers' orders submitted by Distributor to Company at least twenty (20) days prior to the effective termination date;

        (ii) if Distributor so elects, may within thirty (30) days after written notification by Distributor of its existing inventory, purchase from Distributor at Distributor's cost less a reasonable allowance for use or damage, if any, plus freight, either for cash or by set off against debt or trade receivables owed by Distributor to Company, any or all of the Authorized Products and Authorized Software. In the event that Distributor elects to sell its inventory of Authorized Products and Authorized Software and Company elects to purchase this inventory, Distributor will allow Company to inspect this inventory;

      (iii) shall continue to directly or indirectly provide to Distributor factory repairs for a period not to exceed seven (7) years from the effective date at which the Authorized Products are discontinued for new system sales, or indefinitely in the case of Authorized Products not yet discontinued, so that Distributor can continue to service and maintain its end-user customers. Orders for factory repairs must be placed with Company at least 30 days in advance of the requested shipment date. The order must be paid in full prior to shipment. Prices will be at the then current Distributor Net Price for the Product Group. Company will continue to honor its warranty obligations;



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      (iv)      shall continue to directly or indirectly provide to Distributor at its request necessary spare parts, replacement parts, replacement copies of Authorized Software and Related Documentation and all other equipment, software, diagnostics and manuals required to continue to service and maintain the Authorized Products, Authorized Software and Related Documentation, for a period not to exceed five (5) years from the effective date at which the Authorized Products are discontinued for new system sales, or indefinitely in the case of Authorized Products that are not yet discontinued, so that Distributor can continue to service and maintain its end-user customers. Purchase orders for spare parts, replacement equipment and software and documentation must be placed with Company at least 30 days in advance of the requested shipment date. The order must be paid in full prior to shipment. Prices will be at a 60% discount off Company's list price for such parts; and

      (v) immediately pay all obligations to Distributor when they are due and payable, subject to appropriate credits and set-offs.

     (b) Company's obligations upon termination and Distributor's options set forth in this Section 17 are specifically conditioned upon Distributor's compliance with its obligations upon termination set forth in Section 16 above, and with Sections 3, 13, and 14, and all other provisions of this Agreement that are expressly made applicable following termination. In the event Distributor breaches any provision of Sections 3, 13, 14, or 16, or any other applicable provision of this Agreement after receipt of written notice of nonrenewal or termination from Company, and Distributor fails or refuses to cure such breach within the stated cure period (or 30 days from receipt of notice of such breach if no such cure period is stated), Company may, at its sole option, provide written notice to Distributor that any and all rights of Distributor set forth in this Section 17 are thereby forfeited, and all of Company's obligations under this Section 17 shall immediately cease as of (1) the date set forth in such notice, or (2) the date by which such breach must be cured and the same remains uncured, whichever date is later.

     (c) A proper termination or nonrenewal of this Agreement in accordance with the terms hereof shall not give rise to any liability for compensation, reimbursement or damages, including but not limited to claims of loss of clientele, prospective profits or anticipated sales, or for other consequential, incidental or indirect damages. If either party claims that a termination or nonrenewal of this Agreement is improper, such party shall so notify the other party in writing, setting forth the basis for the party's claim that the termination or non-renewal is improper, within thirty (30) days of receipt of the notice of termination, and in such event the other party shall have the option of rescinding the termination or nonrenewal within the fifteen (15) days following receipt of such written notification from such party without any liability to such party for an improper termination or nonrenewal. If either party fails to so notify the other party of such claim of improper termination or nonrenewal, then such party agrees that it shall have waived its rights to challenge the termination thereafter, and the other party shall have no liability to such party in respect of such termination or nonrenewal. Except as provided in this Section (c), nothing shall limit the Company's or Distributor's rights to damages or other legal or equitable remedies for any breach of this Agreement by the other. In the event of litigation or other alternative dispute resolution proceeding arising from any such claim of improper termination, Company and Distributor agree that the prevailing party shall be entitled to collect from the non-prevailing party reimbursement for all of its costs and reasonable attorneys' fees incurred in defending or bringing such litigation or proceeding.

18. FORCE MAJEURE. Either party may be excused from timely performance hereunder if and to the extent such performance is delayed or prevented by fire, flood, earthquake or other Act of God, strike, lock-out or labor dispute not involving the party, act of war, civil disturbance or any similar event or occurrence beyond the reasonable control of the party delaying or preventing its performance. Performance shall be resumed as soon as reasonably possible after the event or occurrence has been remedied. If performance is delayed or suspended for more than 90 days, and such delay or nonperformance would be a Material Breach except for the provisions of this Section, then the party entitled to the performance shall have the rights set forth in Section 15.

19. COMPLETE AGREEMENT AND NO ORAL MODIFICATION. This Agreement constitutes the complete agreement between the parties, and supersedes all previous agreements between the parties other than the Government Systems Agreement dated as of February 28, 1998, the Settlement, Release and Covenant Not to Sue Agreement dated effective March 30, 1998, and notes, credit, loan, shareholder, lease, sublease or security agreements, and guarantees. Distributor has paid no fee in connection with this Agreement. The headings of sections of this Agreement are included merely for the convenience of the parties, and shall not be construed






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    as part of the Agreement. This Agreement and any exhibits, schedules or attachments may be modified only by a written agreement signed by both parties.

20. CHOICE OF LAW AND FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Except as provided in
    Section 26, any dispute arising under this Agreement that cannot be resolved by agreement shall, whenever diversity or subject matter jurisdiction exists, be submitted to the United States District Court in the Southern District of New York, and the parties consent and submit to the personal jurisdiction of such court. The prevailing party in any litigation, arbitration, or other proceedings arising out of this Agreement shall be reimbursed for all reasonable costs and expenses incurred in such proceedings, including reasonable attorneys' fees.

21. NO WAIVER. A waiver of any breach or default of this Agreement shall not be deemed to constitute a waiver of any subsequent breach or default.

22. SEVERABILITY. If any of the terms or provisions of this Agreement or the application thereof to any person or circumstance shall, for any reason or to any extent, be held or determined to be invalid or unenforceable, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

23. NOTICE. Any notice required by this Agreement shall be made in writing, signed by a duly authorized agent of the party giving the notice, and delivered by hand or deposited in the United States mail, first class, postage prepaid, unless specifically required to be by certified mail, and addressed as follows.

    If to Company:                     EXECUTONE Information Systems, Inc.
                                       478 Wheelers Farms Road
                                       Milford, Connecticut 06460
                                       Attention: President

    With a copy to:                    EXECUTONE Information Systems, Inc.
                                       478 Wheelers Farms Road
                                       Milford, Connecticut 06460
                                       Attention: General Counsel





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    If to Distributor:                 Claricom, Inc. d/b/a/
                                       EXECUTONE Business Solutions
                                       478 Wheelers Farms Road
                                       Milford, Connecticut 06460
                                       Attention: President

    With a copy to:                    Claricom, Inc. d/b/a/
                                       EXECUTONE Business Solutions
                                       478 Wheelers Farms Road
                                       Milford, Connecticut 06460
                                       Attention: Corporate Counsel

    and to                             Ropes & Gray
                                       One International Place
                                       Boston, MA 02110
                                       Attn: Joel Freedman

    and to                             Bain Capital, Inc.
                                       Two Copley Place
                                       Boston, MA  02116
                                       Attention: Mr. J. Lavine and Mr. D. Poler

24. RELATIONSHIP OF PARTIES. Distributor is an independent contractor. Nothing in this Agreement shall be construed to mean that Distributor is an agent, employee, franchisee or subcontractor of Company. This Agreement shall not be construed to create any rights or obligations of any person or entity other than the parties.

25. CONSTRUCTION; DEFINITION. For purposes of this Agreement, including all exhibits hereto, the Company shall mean EXECUTONE Information Systems, Inc., a Virginia corporation, its subsidiaries and any person that directly or indirectly controls, is controlled by or is under common control thereof and any successors and assigns thereof.

26. ARBITRATION. Any controversy relating to the phrase "reasonably related to" in Section 7(b)(i) that cannot be settled by mutual agreement shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to the other party hereto setting forth the substance of the dispute. Any points remaining in dispute 10 days after the other party's receipt of such notice shall be submitted to binding arbitration in the State of Connecticut before a single arbitrator with industry experience mutually agreeable to the parties, and failing such agreement, appointed in accordance with the American Arbitration Association Arbitration Rules (the "Rules"), modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings after having been notified of the proceedings. The arbitrator will be instructed to render a decision within ten business days. The decision of the arbitrator on the points in dispute submitted to him will be final, unappealable and binding, effective for all purposes as of the date of the controversy (as determined by such arbitrator). In any arbitration under this Section, the non-prevailing party shall pay the expenses of the arbitration, including its own and the prevailing party's fees and expenses (including reasonable attorneys' fees).

27. AUTHORIZATION AND EXECUTION. The parties and the persons signing this Agreement represent and warrant that those persons are fully authorized to enter into the terms and conditions of, and to execute, this Agreement on behalf of the respective parties.

COMPANY:                                    DISTRIBUTOR:

EXECUTONE INFORMATION SYSTEMS, INC.         CLARICOM, INC.



By: _______________________________         By:  ___________________________

    _______________________________              ____________________________

Its:_______________________________         Its:  _____________________________
                                                       (Corporate Seal)





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DESCRIPTION OF EXHIBITS

EXHIBIT A      Distributor's Authorized Area

EXHIBIT B      Distributor's Authorized Products and Authorized Software

EXHIBIT C      Distributor's Use of Company's Trademarks

EXHIBIT D      Cross Territorial Policy

EXHIBIT E      National Accounts Policy

EXHIBIT F      Federal Accounts Policy

EXHIBIT G      CCM Accounts Policy (Not Applicable)

EXHIBIT H      Health Care Accounts Policy (Not Applicable)

EXHIBIT I      Distributor's Forecast Form

EXHIBIT J      Nonexclusive Distributor's Quota

EXHIBIT K      Software License Form

EXHIBIT I      Software License Form

EXHIBIT M      Areas Exempt from Certain Provisions of Section 11

[EXHIBITS OMITTED]


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